                                             As filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-78959


PROSPECTUS SUPPLEMENT DATED NOVEMBER 18, 1999
TO PROSPECTUS DATED AUGUST 18, 1999


                                DOUBLECLICK INC.

           $250,000,000 4.75% Convertible Subordinated Notes due 2006
                  (Interest Payable March 15 and September 15)
                              --------------------

                        3,030,303 Shares of Common Stock
                              --------------------

         The information contained in the table appearing under the heading "Selling Securityholders" on pages 40 - 42 of the Prospectus is hereby amended to add the following information:


                                                                                   Principal
                                                                                   Amount of    Percentage      Shares of
                                                                                  Notes that     of Notes      Common Stock
Name of Selling Securityholder                                                    May be Sold   Outstanding  that May be Sold
------------------------------------------------------------------------------------------------------------------------------

Castle Convertible Fund, Inc. ....................................................    $250,000       *%                 3,030
MainStay VP Convertible Portfolio...............................................       500,000       *                  6,060
Pebble Capital Inc..............................................................     2,414,000       *                 29,260
Putnam Convertible Income-Growth Trust..........................................       355,000       *                  4,303
Putnam Convertible Opportunities and Income Trust...............................        43,000       *                    521

----------------------
* less than one percent


         The information contained in the table appearing under the heading "Selling Securityholders" on pages 40 - 42 of the Prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:


                                                                                   Principal
                                                                                   Amount of    Percentage      Shares of
                                                                                  Notes that     of Notes      Common Stock
Name of Selling Securityholder                                                    May be Sold   Outstanding  that May be Sold
------------------------------------------------------------------------------------------------------------------------------
Boulder Capital Inc.............................................................    $6,086,000      2.4%               73,769
Boulder II Limited..............................................................     3,700,000      1.5                44,848
Museum of Fine Arts, Boston.....................................................        15,000       *                    181
New Hampshire Retirement System.................................................        91,000       *                  1,103
Onex Industrial Partners........................................................     6,600,000      2.6                80,000
Parker-Hannifin Corporation.....................................................        19,000       *                    230
ProMutual.......................................................................        56,000       *                    678
Putnam Balanced Retirement Fund.................................................        42,000       *                    509
State of Connecticut Combined Investment Funds..................................     1,045,000       *                 12,667
University of Rochester.........................................................        14,000       *                    169

----------------------
* less than one percent